Exhibit 99.1
PACTIV AGREES TO BE ACQUIRED BY
REYNOLDS GROUP HOLDINGS LIMITED
Pactiv Shareholders to Receive $33.25 Per Share;
Transaction Valued at Approximately $6 Billion
     LAKE FOREST, Ill. — August 17, 2010 — Pactiv Corporation (NYSE: PTV), a leader in the consumer and foodservice packaging markets, today announced it has entered into a definitive merger agreement to be acquired by Reynolds Group Holdings Limited, a leading global manufacturer and supplier of consumer food and beverage packaging and storage products headquartered in Chicago, Illinois, in a transaction valued at approximately $6 billion. Reynolds is a wholly owned subsidiary of New Zealand-based Rank Group Limited, which is owned by Graeme Hart.
     Under the terms of the agreement, Pactiv shareholders will receive $33.25 in cash for each share of Pactiv common stock held, representing a premium of approximately 39 percent over Pactiv’s closing price of $23.97 on May 14, 2010, the last trading day prior to published reports regarding a potential transaction.
     Reynolds has obtained committed financing for the transaction, consisting of a combination of equity from Reynolds and Rank Group Limited and committed debt financing to be provided by certain affiliates of Credit Suisse, HSBC, and Australia New Zealand Bank.
     Pactiv’s board of directors unanimously approved the merger agreement and will recommend that Pactiv’s common shareholders approve the transaction. A special meeting of Pactiv’s shareholders will be held as soon as practicable after the preparation and filing of a proxy statement with the Securities and Exchange Commission (SEC) and subsequent mailing to shareholders. Completion of the transaction is subject to Pactiv’s shareholder approval, regulatory approvals, and customary closing conditions, and is targeted to occur by the end of 2010.
     “Pactiv has been a leading performer in its industries since it became publicly held in 1999. We are proud of what we have accomplished, and we are excited to join with Reynolds’ consumer and foodservice businesses to grow and add more capabilities for our customers. All of the Pactiv team takes pride in the fact that we have been able to create the shareholder value released by this transaction, and we are pleased to join a group that is committed to the growth of both its packaging and consumer businesses,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.
     “Pactiv is an outstanding company. It is a clear leader in its markets as a result of its broad product line and unique distribution system. I am excited about the opportunity to grow Pactiv’s foodservice and Hefty® consumer businesses and to be associated with the people who have made it such a successful company over the years. I am very pleased to add these businesses to our packaging group,” remarked Graeme Hart.
     Credit Suisse acted as lead financial advisor to Pactiv with respect to the transaction. Perella Weinberg Partners LP acted as independent financial advisor to the board of directors of Pactiv and rendered a financial fairness opinion. Skadden, Arps, Slate, Meagher and Flom LLP is acting as legal counsel to Pactiv.
Important Information
     In connection with the proposed merger, Pactiv intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. INVESTORS AND STOCKHOLDERS OF PACTIV ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PACTIV AND THE PROPOSED MERGER. The definitive proxy statement in connection with the proposed merger will be mailed to the stockholders of Pactiv. The preliminary proxy statement, the definitive proxy statement, other relevant materials (when they become available), and any other documents filed by Pactiv with the SEC, may be obtained, without charge, from the SEC’s website at www.sec.gov or by request to Pactiv Corporation, Attention Corporate Secretary, 1900 W. Field Court, Lake Forest, IL 60045; 866-456-5439; www.pactiv.com.
Certain Information Regarding Participants
     Pactiv and its executive officers, directors, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pactiv in connection with the proposed merger. Information about the executive officers and directors of Pactiv and their ownership of Pactiv common stock is set forth in the proxy statement for Pactiv’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2010. Investors and stockholders may obtain additional information regarding the interests of such potential participants by reading the preliminary proxy statement, the definitive proxy statement, and the other relevant documents filed with the SEC when they become available.
Cautionary Statements
     Statements about the expected timing, completion, and effects of the proposed merger between Pactiv and Reynolds constitute forward-looking statements. A variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including, among other things, failure to obtain shareholder approval, failure of financing, or failure to satisfy other closing conditions. More detailed information about other risks and uncertainties is contained in the Company’s Annual Report on Form 10-K at page 23 filed with the SEC as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

About Pactiv
     Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.
About Reynolds Group Holdings Limited
     Reynolds Group Holdings Limited is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through four primary segments: SIG, Evergreen, Reynolds Consumer, and Closure Systems International. Reynolds Group Holdings Limited is based in Chicago, Illinois. Additional information regarding Reynolds Group Holdings Limited is available at www.reynoldspkg.com.
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